UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 23, 2021

PAVMED INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-37685	47-1214177
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

One Grand Central Place, Suite 4600, New York, New York	10165
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 949-4319

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 Per Share	PAVM	The Nasdaq Stock Market LLC
Series Z Warrants to Purchase Common Stock	PAVMZ	The Nasdaq Stock Market LLC
Series W Warrants to Purchase Common Stock	PAVMW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01.	Entry into a Material Definitive Agreement.

On February 23, 2021, PAVmed Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Cantor Fitzgerald & Co. (the “Underwriter”), relating to an underwritten public offering of shares of the Company’s common stock (the “Offering”). Subject to the terms of the Underwriting Agreement, the Underwriter committed to purchase 9,782,609 shares of the Company’s common stock (the “Firm Shares”). In addition, the Company granted the underwriter a 30-day option to purchase up to 1,467,391 additional shares of its common stock (the “Option Shares”).

The Company expects to receive net proceeds of approximately $41.2 million from the sale of the Firm Shares, after the deduction of underwriter discounts and commissions and approximately $0.4 million of estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering to repay all of the Company’s outstanding debt, including all outstanding convertible notes (subject to our agreeing with the holder of such debt on the terms of repayment), with the balance to be used for working capital and general corporate purposes.

Cantor Fitzgerald & Co. is acting as sole book-running manager in the Offering.

The underwriter may offer the shares from time to time for sale in one or more transactions on the Nasdaq Capital Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. On February 22, 2021, the last sale price of the shares as reported on the Nasdaq Capital Market was $5.55 per share.

The Underwriting Agreement contains customary representations and warranties, covenants and indemnification obligations of the Company, including indemnification for liabilities under the Securities Act of 1933, as amended, and customary termination provisions. The Offering is expected to close on or about February 25, 2018, subject to customary closing conditions.

The Offering was made pursuant to the Company’s existing shelf registration statement on Form S-3 (Registration No. 333-248709), which was filed with the Securities and Exchange Commission (“SEC”) on September 10, 2020 and declared effective by the SEC on September 17, 2020, and a registration statement on Form S-3 (Registration No. 333-253384), which was filed with the SEC on February 23, 2022 and became immediately effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933, as amended. The Offering is described in more detail in a prospectus supplement and accompanying base prospectus to be filed with the SEC on February 23, 2021.

The Underwriting Agreement is attached hereto as Exhibit 1.1, and is incorporated herein by reference. A copy of the opinion of Graubard Miller relating to the legality of the issuance and sale of the securities in the Offering is attached hereto as Exhibit 5.1. The foregoing description of the Offering by the Company and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such exhibits.

The Underwriting Agreement has been included to provide investors and security holders with information regarding its terms. The agreement is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, may in some cases be made solely for the allocation of risk between the parties and may be subject to limitations agreed upon by the contracting parties.

Item 8.01.	Other Events.

On February 22, 2021, the Company issued a press release announcing the launch of the Offering and on February 23, 2021, the Company issued a press release announcing that it had signed the Underwriting Agreement. The press releases are attached to this Current Report as Exhibits 99.1 and 99.2, respectively.

Item 9.01.	Financial Statement and Exhibits.

(d) Exhibits:

Exhibit	Description
1.1	Underwriting Agreement.

5.1	Opinion of Graubard Miller.

23.1	Consent of Graubard Miller (included as part of Exhibit 5.1)

99.1	Press release dated February 22, 2021.

99.2	Press release dated February 23, 2021.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 23, 2021	PAVMED INC.

	By:	/s/ Dennis M. McGrath
Dennis M. McGrath
President and Chief Financial Officer

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